Exhibit 99.1

Helmerich & Payne, Inc. 2012 Citi Global Energy Conference June 7, 2012

Statements within this presentation are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs, rig performance and plans and objectives of management for future operations, are forward looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law. Forward-looking Statements

Comments on Today’s Market H&P’s rig activity levels are increasing as expected. Spot pricing for FlexRigs remains steady in the U.S. Land market. We continue to deliver new FlexRigs at the rate of approximately four rigs per month. Although the pace of inquiries has slowed relative to calendar year 2011, conversations with customers continue regarding additional new build commitments.

H&P’s Growing Exposure to Oil & Liquids Estimated proportion of H&P’s active U.S. Land rigs by primary hydrocarbon target as of 6/6/12 (1) Oil and liquids-rich gas percentage includes a small number of contracted rigs that are moving or will soon move from dry gas plays. Includes two rigs in the spot market. (3) Includes two rigs with contracts expiring in the quarter ending 9/30/12 and one in the quarter ending 12/31/12. Dry Gas (Spot Market) 1% (1) (3) (2) (2)

H&P’s U.S. Land Fleet Activity (1) Active rigs on term (in blue) generated both revenue and revenue days. (2) Includes completed new builds that were waiting on customers and which generated revenue but did not generate revenue days. (1) (2)

H&P Activity as of June 6, 2012 Rigs Working/ Contracted 243 7 25 275 32 307 Rigs Available 272 9 29 310 32 342 % Contracted 89% 78% 86% 89% U.S. Land Offshore International Land Total FlexRig Construction Total Fleet (2) Includes one FlexRig that recently transferred to the International Land segment and is in transit from the U.S. to Argentina. Includes announced new build commitments. (1)

H&P’s Global Fleet Under Term Contract

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